Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Shelly Hubbard
Phone: 571-343-7006	Phone: 612-518-5406
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS RECORD SECOND QUARTER FY22 FINANCIAL RESULTS

•Delivers Sales up 35% to a Record $778 Million, Record GAAP EPS of $2.36 and Adjusted EPS of $2.41
•Shooting Sports Sales Up 49%; Remington Production Scaling Ahead of Plan
•Outdoor Products Sales Up 9% Over a Record Quarter Last Year
•EBIT and EBITDA Margins of 25% and 27%, Respectively; Net Debt Leverage Ratio Down to 0.4x
•Closes Acquisition of Foresight Sports in Q3 and Announces Acquisition of Fiber Energy Products
•Provides FY22 Guidance with Sales and EPS Increasing Over 30% and 110% Versus FY21, Respectively

Anoka, MN, November 4, 2021 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today reported financial results for the second quarter of its Fiscal Year 2022 (FY22), which ended on September 26, 2021.

“When I joined Vista Outdoor four years ago, we embarked on a transformative journey that laid the foundation on which our top quartile performance in sales growth and profitability has been built. Our Company is now stronger, more nimble and more efficient than ever before, providing a platform that enables us to leverage the strength of our brands and deliver profitable growth," said Chris Metz, Chief Executive Officer. "During the second quarter, each of our segments grew creating a new high-water mark for quarterly sales which rose 35% on top of a record second quarter last year and marked our fifth consecutive quarter of record financial performance. We've also completed a total of six acquisitions in 14 months, reflecting the strength of our acquisition pipeline and internal deal execution capabilities."

“Across our business, we are demonstrating that brand power, innovative products and omni-channel distribution are the keys to driving growth and profitability. The marketplace knows that ‘Big Green is Back’, and we are ramping production ahead of schedule at our Remington facility to meet unprecedented demand. CamelBak delivered its most successful quarter yet, and with Foresight Sports and QuietKat added to our family of brands, we are uniquely positioned to capitalize on two high-growth markets at the early stages of widespread consumer adoption.”

“I am extremely proud of our team and thank our employees for their tireless work and dedication to achieving our mission. I am confident that their efforts and our sustained strategy execution will allow Vista Outdoor’s unique family of iconic brands and upstart innovators to continue to win and deliver value for our shareholders, now and into the future,” concluded Metz.

Foresight Sports Acquisition
On September 10, 2021, Vista Outdoor announced a definitive agreement to acquire San Diego-based Foresight Sports, a leading designer and manufacturer of golf performance analysis, entertainment, and game enhancement technologies, for $474 million in cash and available credit from the Company's revolving credit facility. This facility was undrawn prior to the transaction and Vista Outdoor's net debt leverage ratio is 1.3 times as of the closing date on September 28, 2021. This ratio remains at the low-end of the Company's target leverage ratio of 1 to 2 times. The results of this business will be reported within the Outdoor Products reportable segment. Foresight Sports will continue to operate in San Diego and be led by the

Company's founders. The acquisition, which is operating at significantly higher EBITDA margin levels than our consolidated business, is expected to be immediately accretive to earnings, excluding transaction and transition costs.

Foresight Sports is a vertically integrated engineering and manufacturing company that produces launch monitors, simulators, performance/entertainment software and smart mobility solutions for on- and off-course golf activities and a variety of other sports and games.

Together, Bushnell Golf and Foresight Sports will elevate their brands' strengths and awareness to expand into new segments of the industry to continue to drive growth. The Launch Pro, a personal launch monitor developed in partnership with Foresight Sports as previously announced in July, has generated strong buzz in the market leading it to sell out within minutes during the pre-sale events in September.

For the three months ended September 26, 2021 versus the three months ended September 27, 2020:

•Sales increased 35 percent to $778 million driven by strong growth across both operating segments.

•Gross profit rose 85 percent to $299 million and gross profit margin improved by 1,025 basis points to 38.4 percent.

•Operating expenses were 14 percent of sales, gaining leverage of 117 basis points. Adjusted operating expenses were 13 percent of sales, gaining leverage of 121 basis points.

•Earnings before interest and taxes (EBIT) increased to $191 million, from $75 million. Adjusted EBIT increased to $194 million, up 150 percent from $78 million. Adjusted EBIT margins increased 1,147 basis points to 25 percent.

•Interest expense increased 4 percent to $6 million.

•Fully Diluted Earnings per Share (EPS) was $2.36, compared with $1.34. Adjusted EPS was $2.41, up 119 percent compared with $1.10.

•Cash flow provided by operating activities was $76 million, compared with $120 million. Free cash flow generation was $71 million, compared with $117 million, driven primarily by investments in higher inventory to meet heightened demand.

For the three months ended September 26, 2021 operating segment results versus the three months ended September 27, 2020:

Shooting Sports

•Sales rose 49 percent to $566 million, driven by 65 percent growth in ammunition which includes the acquisition of Remington and HEVI-Shot in the second half of last year; and 8 percent growth in our hunting and shooting category.

•Gross profit increased 128 percent to $239 million. Margin acceleration was the result of improved pricing and operating leverage driven by higher volume and operating efficiencies.

•EBIT increased 177 percent to $195 million. EBIT Margin improved by 1,583 basis points to 34 percent from 19 percent.

Outdoor Products

•Sales were up 9 percent to $212 million, driven by double-digit growth in Outdoor Recreation led by CamelBak and growth in Action Sports.
•Gross profit increased 5 percent to $60 million, due to higher volume and operating efficiencies, partially offset by higher logistics costs and sales channel mix. Gross profit margin was 28 percent, down 96 basis points.

•EBIT decreased 10 percent to $24 million primarily driven by higher selling, general, and administrative expenses from the current year acquisitions and higher selling and marketing expenses to support an increase in sales. EBIT Margin was reduced by 234 basis points to 11 percent from 13 percent.

Please see the tables in the press release for a reconciliation of non-GAAP operating expense, EBIT, taxes, net income, earnings per share, and free cash flow to the comparable GAAP measures.

Share Repurchases

During the quarter, the Company repurchased 311,187 shares for a total of $12 million equating to an average share price of $38.58 as part of the $100 million share repurchase program approved by the Board of Directors and announced on May 6, 2021. Since the inception of the program, the Company has repurchased a total of 1,523,683 shares for a total of $56 million.

Outlook for Fiscal Year 2022

“Our record quarterly results reflect our disciplined strategy which is driving shareholder value through sound acquisitions in outdoor brands, investments in organic growth and share repurchases while maintaining low leverage within our target of 1 to 2 times,” said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. “We are operating at levels well above our stated 3-year targets and with the record demand for our highly sought-after brands across our portfolio, we continue to remain confident in our business model and the outlook going forward which is setting up to be another record year for Vista Outdoor since going public in 2015."

"We are confident that our strategy, also known as the Value Creation Framework, will drive organic growth within our existing, leading brands as well as continued annual growth from our acquisitions. Remington is scaling quickly and expected to deliver over $300 million in sales this fiscal year, QuietKat is outperforming our expectations driven by strong demand in e-bikes and for the brand, and we expect Foresight Sports to provide meaningful growth and EBITDA margins well-above our 3-year target. Our acquisitions of HEVI-Shot, Venor and now Fiber Energy Products will also drive growth across new and adjacent categories. Fiber Energy Products is a leader in premium, all-natural wood heating and grilling pellet fuel which provides additional growth opportunities and another consumable offering for our Camp Chef customers. In all, we are very excited about our next chapter of growth fueled, in part, by the flexibility of our business model with a lean cost structure and the long-term affinity for our coveted portfolio of brands," concluded Priyadarshi.

Based on strong performance to date, high demand for our brands, strong execution across the portfolio and consideration for the current macroeconomic environment, Vista Outdoor is providing its outlook for Fiscal Year 2022 as follows, which includes the acquisitions of Fiber Energy Products, Foresight Sports, QuietKat, Venor, HEVI-Shot and Remington:
•Sales in a range of $2.9 billion to $2.95 billion, over 30 percent, compared with $2.2 billion in FY21, exceeding 3-year targets
•Adjusted EBITDA margin of 24 percent to 24.5 percent, surpassing 3-year targets
•GAAP earnings per share in the range of $7.62 to $7.92. Adjusted earnings per share in a range of $7.70 to $8.00, over 110 percent compared with $3.66 in FY21
•Fiscal Q3 and Q4 sales and earnings per share expected to be roughly the same across each quarter
•Free cash flow in the range of $275 million to $325 million

Vista Outdoor is updating the following assumptions for Fiscal Year 2022 on a full-year basis:
•Tax rate is expected to be in the mid-20 percent range
•Interest expense is expected to be in line with prior year adjusted interest expense
•Capital expenditures increasing to be approximately 40 percent higher than FY21 (prior guidance was 30 percent)
•R&D expenses are expected to be approximately 35 percent higher than FY21 (prior guidance was 25 percent)

Additionally, we are confirming our long-term targets issued at our Investor Day in May with performance at the high-end of these targets beyond FY22. The current fiscal year is shaping up to be our highest performance yet, and we see a long runway ahead.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY22 financial results and outlook on November 4, 2021, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 6765965.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, operating expenses, EBIT, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for transaction costs, transition costs, post-acquisition compensation, and tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare operating expenses, EBIT, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended September 26, 2021
(in thousands)
	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$108,182	$190,739	$(45,270)	$139,540	$2.36
Transaction cost	(2,162)	2,162	(590)	1,572	0.03
Transition costs	(170)	170	(42)	128	—
Post-acquisition compensation	(1,245)	1,245	—	1,245	0.02
As adjusted	$104,605	$194,316	$(45,902)	$142,485	$2.41

Three months ended September 27, 2020
(in thousands)
	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$86,634	$75,256	$10,104	$79,645	$1.34
Transaction costs	(2,356)	2,356	(565)	1,791	0.03
Release of tax valuation allowance	—	—	(16,063)	(16,063)	(0.27)
As adjusted	$84,278	$77,612	$(6,524)	$65,373	$1.10

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended September 26, 2021 and September 27, 2020. EPS amounts may not foot due to rounding.

Three months ended September 26, 2021

During the three months ended September 26, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended September 26, 2021, we incurred transition costs for the Remington, HEVI-Shot, QuietKat and Venor business to integrate the business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended September 26, 2021, we incurred post-acquisition compensation expense related to the QuietKat acquisition. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The post-acquisition compensation is not deductible for tax.

As noted above, our reported tax expense of $(45,270) results in a tax rate of 24.5 percent and our adjusted tax expense of $(45,902) results in an adjusted tax rate of 24.4 percent.

Three months ended September 27, 2020

During the three months ended September 27, 2020, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended tax rate of approximately 24 percent.

During the three months ended September 27, 2020, we reduced the tax valuation allowance by $16.1 million to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. The company began FY21 with $38 million of tax-effected operating loss, credits and interest deduction carry forwards and has utilized over $18 million to obtain tax refunds under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). The remaining $20 million can be used to reduce cash taxes as qualifying taxable income is generated over the remainder of FY21 and into the future. Given the infrequent and unique nature of this tax situation, we do not believe the $16.1 million reduction in tax expense is indicative of operations of the company.

As noted above, our reported tax benefit (expense) of $10,104 results in a tax rate of (14.5)% and our adjusted tax benefit (expense) of $(6,524) results in an adjusted tax rate of 9.1%.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, and pre-paid post-acquisition compensation. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended September 26, 2021	Six months ended September 26, 2021	Six months ended September 27, 2020	Projected year ending March 31, 2022
Cash provided by operating activities	$76,408	$105,180	$197,825	$301,684–$351,684
Capital Expenditures	(7,563)	(14,439)	(9,665)	~(42,250)
Inventory step-up expense	—	(96)	—	(96)
Transaction costs	1,572	2,460	1,791	2,460
Transition costs	128	202	—	202
Post-acquisition compensation	—	13,000	—	13,000
Free cash flow	$70,545	$106,307	$189,951	$275,000–$325,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for inventory step-up expense, transaction costs, transition costs, and post-acquisition compensation is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY22 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including inventory step-up expense, transaction costs, transition costs, and post-acquisition compensation	$7.62	$7.92
Transaction cost	0.04	0.04
Post-acquisition compensation	0.03	0.03
Adjusted EPS guidance	$7.70	$8.00

*NOTE: EPS amounts may not foot due to rounding.

EBITDA and Adjusted EBITDA Margins

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and adjusted EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products. We operate through two reportable segments: Shooting Sports and Outdoor Products. Together, our segments serve the outdoor sports and recreation markets through a diverse portfolio of well-recognized brands that provide consumers with a wide range of performance-driven, high-quality and innovative products. Brands include Remington Ammunition, Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Bell Helmets, Camp Chef, Giro, QuietKat, Federal Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website or investor relations page and follow us on Twitter.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Sales, net	$778,460	$575,179	$1,441,372	$1,054,319
Cost of sales	479,539	413,289	901,024	767,061
Gross profit	298,921	161,890	540,348	287,258
Operating expenses:
Research and development	6,440	5,362	12,308	10,372
Selling, general, and administrative	101,742	81,272	193,645	153,587
Earnings before interest and income taxes	190,739	75,256	334,395	123,299
Interest expense, net	(5,929)	(5,715)	(11,607)	(12,133)
Earnings before income taxes	184,810	69,541	322,788	111,166
Income tax provision	(45,270)	10,104	(80,523)	8,955
Net income	$139,540	$79,645	$242,265	$120,121
Earnings per common share:
Basic	$2.43	$1.37	$4.20	$2.07
Diluted	$2.36	$1.34	$4.07	$2.03
Weighted-average number of common shares outstanding:
Basic	57,353	58,193	57,732	58,124
Diluted	59,216	59,314	59,577	59,066

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 26, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$265,301	$243,265
Net receivables	414,587	301,575
Net inventories	561,506	454,504
Income tax receivable	10,898	37,870
Other current assets	40,314	27,018
Total current assets	1,292,606	1,064,232
Net property, plant, and equipment	190,733	197,531
Operating lease assets	74,384	72,400
Goodwill	97,773	86,082
Net intangible assets	324,115	314,955
Deferred charges and other non-current assets, net	38,346	29,739
Total assets	$2,017,957	$1,764,939
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$180,867	$163,839
Accrued compensation	54,962	63,318
Federal excise, use, and other taxes	32,616	23,092
Other current liabilities	126,748	120,568
Total current liabilities	395,193	370,817
Long-term debt	495,841	495,564
Deferred income tax liabilities	12,891	8,235
Long-term operating lease liabilities	78,126	77,375
Accrued pension and postemployment benefits	30,306	33,503
Other long-term liabilities	70,587	42,448
Total liabilities	1,082,944	1,027,942

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,288,160 shares as of September 26, 2021 and 58,561,016 shares as of March 31, 2021	573	585
Additional paid-in capital	1,731,665	1,731,479
Accumulated deficit	(451,771)	(694,036)
Accumulated other comprehensive loss	(82,267)	(83,195)
Common stock in treasury, at cost — 6,676,279 shares held as of September 26, 2021 and 5,403,423 shares held as of March 31, 2021	(263,187)	(217,836)
Total stockholders' equity	935,013	736,997
Total liabilities and stockholders' equity	$2,017,957	$1,764,939

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 26, 2021	September 27, 2020
Operating Activities:
Net income	$242,265	$120,121
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	22,267	22,268
Amortization of intangible assets	10,417	9,899
Amortization of deferred financing costs	701	755
Deferred income taxes	269	1,667
Loss on disposal of property, plant, and equipment	99	278
Share-based compensation	13,812	7,466
Changes in assets and liabilities:
Net receivables	(112,256)	(22,884)
Net inventories	(105,269)	2,388
Accounts payable	16,957	35,996
Accrued compensation	(8,489)	4,416
Accrued income taxes	32,250	(16,980)
Federal excise, use, and other taxes	9,494	2,661
Pension and other postretirement benefits	(1,299)	(6,740)
Other assets and liabilities	(16,038)	36,514
Cash provided by operating activities	105,180	197,825
Investing Activities:
Capital expenditures	(14,439)	(9,665)
Acquisition of businesses, net of cash received	(8,488)	—
Proceeds from the disposition of property, plant, and equipment	8	25
Cash used for investing activities	(22,919)	(9,640)
Financing Activities:
Borrowings on lines of credit	—	43,076
Payments on lines of credit	—	(210,332)
Payments made for debt issuance costs	(1,018)	—
Purchase of treasury shares	(56,239)	—
Proceeds from exercise of stock options	228	805
Payment of employee taxes related to vested stock awards	(3,039)	(239)
Cash used for financing activities	(60,068)	(166,690)
Effect of foreign exchange rate fluctuations on cash	(157)	86
Increase in cash, cash equivalents, and restricted cash	22,036	21,581
Cash, cash equivalents, and restricted cash at beginning of period	243,265	31,375
Cash, cash equivalents, and restricted cash at end of period	$265,301	$52,956